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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
PSB BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 3, 2005

Dear Shareholder:

        The annual meeting of shareholders of PSB Bancorp, Inc. will be held on July 1, 2005, at 10:00 a.m., Eastern Time. The annual meeting will be held at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103.

        The following matters are to be acted upon at the annual meeting:

  (a)
  The election of two (2) Class I directors;

  (b)
  Consideration of a shareholder proposal; and

  (c)
  Such other matters as may be properly brought before the annual meeting or any adjournment thereof.

        These matters are described in the enclosed Notice of Annual Meeting of Shareholders and proxy statement.

        Thank you for your interest in PSB Bancorp, Inc. I look forward to seeing you at the annual meeting.

Sincerely,

Vincent J. Fumo Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 1, 2005

To The Shareholders of PSB Bancorp, Inc.:

        Notice is hereby given that the annual meeting of shareholders of PSB Bancorp, Inc. will be held on July 1, 2005, at 10:00 a.m. (Eastern Time) at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:

  (1)
  Election of two (2) Class I directors of PSB Bancorp, Inc. to serve for a term of three years and until their successors have been elected and qualified (Matter No. 1);

  (2)
  Consideration of a shareholder proposal (Matter No. 2); and

  (3)
  Transaction of such other business as may be properly presented at the annual meeting or any adjournment thereof.

        Shareholders of record at the close of business on May 27, 2005, are entitled to notice of, and to vote at the annual meeting.

By Order Of The Board Of Directors

Rosanne Pauciello Secretary

        IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Philadelphia, Pennsylvania
June 3, 2005

PSB BANCORP, INC.
1835 Market Street
Philadelphia, Pennsylvania 19103
(215) 979-7900

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
JULY 1, 2005

GENERAL INFORMATION

Solicitation of Proxies.

        The board of directors of PSB Bancorp, Inc. ("PSB"), parent company of First Penn Bank, is providing this proxy statement to solicit proxies for use at PSB's annual meeting of shareholders to be held on July 1, 2005, or any adjournment thereof (the "Meeting"). PSB is first mailing this proxy statement and the accompanying proxy on or about June 3, 2005. PSB has engaged Georgeson Shareholder Communications, Inc. ("Georgeson") to solicit proxies. Georgeson intends to solicit proxies by telephone, facsimile and similar means. PSB will pay Georgeson a fee of $6,500 plus reimbursement of their expenses for the proxy solicitation services. Additionally, PSB's directors, officers, and employees may solicit proxies personally, by telephone, facsimile or similar means.

Voting and Revocation of Proxies.

        The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of revocation, or by submitting a subsequently executed proxy bearing a later date to the Secretary of PSB, or by attending the Meeting and electing to vote in person. Shareholders of record at the close of business on May 27, 2005, (the "Record Date"), are entitled to notice of, and to vote, at the Meeting. On the Record Date, there were 4,893,609 shares of PSB common stock outstanding. Shareholders are entitled to cast one vote per share on each matter presented at the Meeting. Shareholders are not entitled to cumulate votes in the election of directors.

        If the enclosed proxy is appropriately marked, signed, and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" Matter No. 1 and "AGAINST" Matter No. 2. Signed proxies will be voted "FOR" or "AGAINST" any other matter that properly comes before the Meeting or any adjournment thereof, in the discretion of the persons named as proxy holders as provided in the rules of the Securities and Exchange Commission.

Quorum.

        The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum at the Meeting. Abstentions with respect to one or more proposals voted upon at the Meeting will be counted as present for purposes of determining the presence of a quorum at the Meeting.

MATTER NO. 1
ELECTION OF DIRECTORS

General.

        PSB's articles of incorporation provide that its business shall be managed by a board of directors (the "Board") of not less than six and not more than 25 persons. The Board, as provided in the bylaws, is divided into three classes: Class I, Class II, and Class III with each class being as nearly equal in number as possible. As of March 31, 2005, the Board consisted of seven members, with two members in Class I, three members in Class II, and two members in Class III.

        Two current directors have been nominated by the Board for election as Class I directors at the Meeting. The two nominees receiving the highest number of votes at the Meeting will be elected to serve as directors. The term of office for those nominees elected as Class I directors will expire in 2008.

        The bylaws permit nominations for election to the Board to be made by the Board or by any shareholder entitled to vote for the election of directors. Shareholders may nominate persons for election as directors in accordance with the procedures set forth in Section 2.03 of PSB's bylaws as follows. Nominations for director made by shareholders must be made by notice in writing, delivered by First Class U.S. Mail, postage prepaid, to the Secretary of PSB no less than 90 days prior to the annual meeting (unless less than 21 days prior notice of the annual meeting is given, in which case the nomination must be delivered within seven days of the mailing of the meeting notice). The notification should contain the following information: (1) the name, age, and business and residence addresses of each proposed nominee; (2) the principal occupation of each proposed nominee; and (3) the number of shares of capital stock of PSB owned by the nominee. The Board will consider nominees recommended by shareholders and, in considering such candidates, the Board will apply the same criteria it applies in connection with the Corporate Governance Committee recommended candidates.

        As of the date of this proxy statement, PSB has not received a notice of nomination for election as a director from any shareholder. If a nomination is attempted at the Meeting that does not comply with the procedures required by the bylaws or if any votes are cast at the Meeting for any candidate not duly nominated, then such nomination or such votes will be disregarded.

        Any shareholder who wishes to withhold authority from the proxy holders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect in accordance with the instructions on the proxy card. No proxy may be voted for a greater number of persons than the number of members of the class standing for election. If any nominee should become unable to serve, the persons named in the proxy may vote for another nominee. PSB's management presently has no reason to believe that any nominee if elected will be unable to serve as a director.

        Under the bylaws of PSB, a vacancy in the Board is filled by appointment by the remaining members of the Board. If the vacancy occurs other than from an increase in the size of the Board, the director appointed to fill the vacancy will become a member of the same class of directors in which the vacancy existed. By comparison, persons appointed by the Board in connection with an increase in the size of the Board would be designated by the Board as belonging to either Class I, Class II, or Class III. In either case, the articles of incorporation provide that each director so appointed holds office for the unexpired term of the Class to which he or she was appointed.

NOMINEES FOR ELECTION AS DIRECTOR AND CONTINUING DIRECTORS

        The following table sets forth information, as of the Record Date, with respect to the nominees for director of PSB and all continuing directors of PSB.

Nominees for Class I Director

Name/Position	Age	Year First Elected Director	Principal Occupation During Past Five Years
Anthony DiSandro, Director, President and Chief Executive Officer	57	1997	President of PSB Bancorp, Inc. Chief Executive Officer of PSB Bancorp, Inc., 2002–Present
Rosanne Pauciello, Director and Corporate Secretary	61	1997	Corporate Secretary of PSB Bancorp, Inc.
			Pennsylvania State Senate Office Administrator
			Philadelphia Board of Education—Home & School Visitor

Continuing Directors

Class II directors (Term expiring 2006).

Name/Position	Age	Year First Elected Director	Principal Occupation During Past Five Years
James W. Eastwood, Director	59	1997	President of Granary Associates, Inc. (architectural design and consulting firm)
Stephen Marcus, Director	73	2000	Chairman, Emerging Growth Equities, Inc.
Dennis P. Wesley, Director	52	2003	Manager, Business Processes, PECO Energy

Class III directors (Term expiring 2007).

Name/Position	Age	Year First Elected Director	Principal Occupation During Past Five Years
Vincent J. Fumo, Chairman of the Board	62	1997	Pennsylvania State Senator Chairman of the Board of PSB Bancorp, Inc.
			Chief Executive Officer of PSB Bancorp, Inc., 1999–2001
James F. Kenney, Director	46	2003	Councilman-at-Large for the City of Philadelphia, Pennsylvania
			Director of Business Development, Vitetta Architects and Engineers

Executive Officers Who Are Not Directors

Name/Position	Age	Principal Occupation Past Five Years
Frank V. Borrelli, Chief Operating Officer of First Penn Bank	61	Founder and CEO of B Systems Development Corp.
		Chief Operating Officer of First Penn Bank, 2004-Present
Gary Polimeno, Vice President and Treasurer of PSB Bancorp, Inc.	52	Vice President and Treasurer of PSB Bancorp, Inc.
Kevin Gallagher, Senior Vice-President of Lending Operations	49	Senior Vice-President of Lending Operations of First Penn Bank
		Executive Vice President—Chief Lending Officer of Republic Bank, 1988–2001

Security Ownership of Certain Beneficial Owners and Management.

        The following table sets forth certain information furnished to PSB as of May 15, 2005, with respect to the beneficial ownership of common stock by: (i) each shareholder known to PSB to be the beneficial owner of five percent (5%) or more of the outstanding shares of common stock; (ii) each director of PSB; (iii) the executive officers named in the Summary Compensation Table on page 8 herein; and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons and entities named have sole voting and investment power with respect to all shares of common stock of which they are the respective beneficial owners.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares of Common Stock
5% Shareholders
PSB Bancorp, Inc. Employee Stock Ownership Plan 1835 Market Street Philadelphia, PA 19103	452,216		9.24%
American Bank Incorporated 4029 West Tilghman Street, Allentown, Pennsylvania 18104	319,793		6.5%
Directors
Anthony DiSandro	434,273	(1)	8.4%
James W. Eastwood	55,940		1.1%
Vincent J. Fumo	959,738	(2)	17.8%
James F. Kenney	30,492		*
Stephen Marcus	109,657	(3)	2.22%
Rosanne Pauciello	40,902	(3)	*
Dennis P. Wesley	40,000	(3)	*
Named Executive Officers
Frank V. Borrelli	0		*
Gary Polimeno	51,799		1.0%
Kevin Gallagher	1,918		*
All executive officers and directors as a group (10 persons)	1,724,719		29.8%

*
Ownership percentage is less than 1%.

(1)
Amount includes 76,426 shares held indirectly through the First Penn Bank 401(k) Plan, 74,583 shares directly held by Mr. DiSandro, 23,264 shares held in the First Penn Bank Employee Stock Ownership Plan ("ESOP"), and 260,000 shares subject to immediately exercisable options. Amount presented in the above table does not include all shares held by the ESOP. Mr. DiSandro is a trustee of the ESOP and as such votes 452,216 shares held by the ESOP. The ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

(2)
Amount includes 73,284 shares held through the First Penn Bank 401(k) Plan, 378,106 shares directly held by Mr. Fumo, 22,628 shares held in the ESOP, and 485,720 shares subject to immediately exercisable options. Amount presented in the above table does not include all shares held by the ESOP. Mr. Fumo is a trustee of the ESOP and as such votes 452,216 shares held by the ESOP. The ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

(3)
Stephen Marcus, Rosanne Pauciello, Dennis Wesley, and James Kenney, hold immediately exercisable options to acquire 42,857, 25,000, 40,000, and 25,000 shares, respectively.

Meetings and Committees of the Board of Directors.

        The Board has various standing committees including an Audit Committee, a Compensation and Benefits Committee (the "Compensation Committee"), and a Corporate Governance Committee. During 2004, the Audit Committee held four meetings, the Compensation Committee held four meetings and the Corporate Governance Committee held two meetings. Each director attended at least 75% of the combined total of meetings of the Board and of each committee of which he/she was a member.

        Audit Committee—The Audit Committee is comprised of directors Eastwood (Chair), Marcus, and Wesley, each of whom in the judgment of the Board is "independent" as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee is responsible for the appointment, compensation, oversight, and termination of PSB's independent auditors. The Audit Committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The Audit Committee is charged by the Board with providing oversight with respect to the integrity of PSB's financial statements, PSB's compliance with applicable legal and regulatory requirements, and the performance of PSB's internal audit function. The Audit Committee also is responsible for, among other things, reporting to PSB's Board on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in PSB's annual report on Form 10-K and quarterly reports on Form 10-Q. The Audit Committee is expected to evaluate the independent auditors' independence from PSB and PSB's management, including approving consulting and other legally permitted, non-audit services provided by PSB's auditors and the potential impact of the services on the auditors' independence. The Audit Committee meets periodically with PSB's independent auditors and PSB's internal auditors outside of the presence of PSB's management and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The Audit Committee also is expected to (i) review and discuss with management PSB's earnings releases, including the use of pro forma information, (ii) address with management and the independent auditors the effect of accounting initiatives and off-balance sheet transactions, and (iii) receive and retain complaints and concerns relating to accounting and auditing matters.

        Compensation Committee—The Compensation Committee is comprised of directors Eastwood (Chair), Kenney, and Marcus, each of whom is independent in the judgment of the Board. The Compensation Committee is responsible for reviewing and making recommendations regarding the compensation of corporate officers. See "Executive Compensation" herein.

        Corporate Governance Committee—The Corporate Governance Committee is comprised of directors Marcus (Chair), Kenney, and Wesley, each of whom is independent in the judgment of the Board. The Corporate Governance Committee is responsible for: (i) identifying qualified individuals to become members of the Board; (ii) recommending that the Board elect or nominate for election at annual meetings of shareholders such qualified individuals; (iii) recommending to the Board a set of corporate governance principles applicable to PSB; and (iv) reviewing matters involving PSB's articles of incorporation, bylaws, shareholder proposals, Board committee responsibilities, and other corporate governance subjects, and recommending appropriate actions with respect thereto to the Board. The Corporate Governance Committee has the responsibility to develop and recommend criteria for the selection of director nominees to the Board, including, but not limited to diversity, age, skills, experience, and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the Board and PSB and such other criteria as the Corporate Governance Committee determines to be relevant at the time. The Corporate Governance Committee has the power to apply this criterion in connection with the identification of individuals to be Board members, as well as to apply the standards for independence imposed by PSB's listing agreement with Nasdaq and all applicable federal laws in connection with such identification process. The Corporate Governance Committee will consider nominees recommended by shareholders and, in considering such candidates, the Committee will apply the same criteria it applies in connection with the Corporate Governance Committee recommended candidates.

Director Compensation.

        For the year ended December 31, 2004, with the exception of Messrs. Kenney and Wesley, both of whom were paid $1,459 per board meeting attended (due to additional committee responsibilities), the other directors of PSB were paid $1,250 per board meeting attended. The directors of PSB were paid no additional remuneration for committee meetings. For the year ended December 31, 2004, the directors of the Bank were paid $1,667 per board meeting attended; there was no additional remuneration paid for committee meetings. Each director of PSB, except Messrs. Fumo and DiSandro, received a $10,000 bonus payment for the year ended December 31, 2004. Two directors of the Bank who were not also a director of PSB received a $10,000 bonus payment for the year ended December 31, 2004. Directors of the Bank's subsidiaries and affiliates, PSA Service Corp. and Transnational Mortgage Corp., were paid $150 and $250, respectively, per board meeting attended.

Executive Compensation.

        The following table sets forth for the years ended December 31, 2004, 2003, and 2002 certain information as to the total compensation paid by PSB to executive officers who received salary and bonuses in excess of $100,000 during such fiscal year.

Long Term Compensation
Awards
Name and Principal Position	Year	Salary(1)		Bonus(2)		Restricted Stock Awards(3)		Securities Underlying Options		All Other Compensation(4)
Vincent J. Fumo Chairman of the Board	2004 2003 2002	$ $ $	240,000 223,000 223,000	$ $ $	450,000 0 175,000	$ $ $	1,000,000 0 0	$ $ $	500,000 0 0	$ $ $	39,804 22,800 31,800
Anthony DiSandro President and Chief Executive Officer	2004 2003 2002	$ $ $	265,000 247,000 247,000	$ $ $	375,000 0 175,000	$ $ $	1,000,000 0 0	$ $ $	300,000 0 0	$ $ $	52,961 50,537 56,957
Gary Polimeno Vice President and Treasurer	2004 2003 2002	$ $ $	120,428 116,920 116,920	$ $ $	30,000 30,000 40,000	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	10,272 10,272 13,272
Frank Borelli, Chief Operating Officer*	2004 2003 2002	$ $ $	190,000 0 0	$ $ $	18,853 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0
Kevin Gallagher, Senior Vice-President of Lending Operations	2004 2003 2002	$ $ $	135,000 135,000 135,000	$ $ $	20,000 15,000 20,000	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0

*
Hired in 2004 as Chief Operating Officer of the Bank

(1)
Includes the portion of salary deferred by the executive pursuant to the 401(k) Plan.

(2)
Pending clear progress toward favorable resolution of the Bank(1)s Memorandum of Understanding, at the direction of the Board, bonuses accrued for Messrs. Fumo and DiSandro in 2003 were not paid until 2004. As a result, the table reflects no 2003 bonus and the payment of two bonuses in 2004.

(3)
Restricted stock award consisted of 100,000 shares of common stock vesting over a five-year period. On the date of award the price of PSB stock was $10.00. On December 31, 2004, the market value of each 100,000 restricted stock award was $1,380,000.

(4)
Includes directors fees of $39,804, $39,804, and $4,800 paid to Mr. Fumo, Mr. DiSandro, and Mr. Polimeno, respectively, for the year ended December 31, 2004. Includes directors fees of $22,800, $37,200, and $4,800 paid to Mr. Fumo, Mr. DiSandro, and Mr. Polimeno respectively, for the years ended December 31, 2003. Includes directors fees of $31,800, $43,800, and $7,800, and $7,800 paid to Mr. Fumo, Mr. DiSandro, and Mr. Polimeno respectively, for the years ended December 31, 2002.

        The following table provides certain information with respect to the number of options granted to the named executive officers for the year ended December 31, 2004.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year
Name			Exercise or Base Price	Expiration Date
					5%	10%
Vincent J. Fumo Chairman of the Board	500,000	62.5%	$10.00	June/2014	$3,144,473	$7,968,712
Anthony DiSandro President and Chief Executive Officer	300,000	37.5%	$10.00	June/2014	$1,886,684	$4,781,227

        The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options and the number of options exercised by the named executive officers for the year ended December 31, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs	Value of Unexercised In-the-Money Options/SARs at Fy-End
Vincent J. Fumo Chairman of the Board	137,500	$614,223	485,720	$1,845,736
Anthony DiSandro President and Chief Executive Officer	163,219	$616,533	260,000	$988,000

  Employment Agreements.

        PSB and the Bank have entered into employment agreements (the "Employment Agreements") with Vincent J. Fumo, Chairman and Chief Executive Officer of PSB, Anthony DiSandro, President of PSB, and Frank Borelli, Chief Operating Officer of the Bank. Under the terms of his Employment Agreement, Mr. Fumo serves as Chairman of PSB and the Bank at a base salary of $240,000. Under the terms of his Employment Agreement, Mr. DiSandro serves as President and Chief Executive Officer of PSB and the Bank at a base salary of $265,000 and Mr. Borelli serves as the Chief Operating Officer of the Bank at a base salary of $190,000. Each Employment Agreement provides for an initial term of three years, which will thereafter be automatically renewed for an additional year on each anniversary date unless terminated pursuant to its terms by the respective parties.

        Each Employment Agreement provides for the payment of certain severance benefits in the event of the executive's resignation for specified reasons or because of his termination by PSB or the Bank without "Cause" (as defined in each Employment Agreement). The executive would be entitled to severance payments if: (1) he terminates employment following any breach of the Employment Agreement by the Bank or PSB, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of the executive's principal place of employment by more than a specified number of miles from PSB or the Bank, or (2) if the Bank or PSB terminates his employment, other than for Cause.

        If either Mr. Fumo or Mr. DiSandro becomes entitled to receive severance payments under his Employment Agreement, he would receive, over a period of 36 months, a cash payment equal to three times his average annual compensation during the five-year period preceding termination of employment. Payments would be made in equal monthly installments. In addition to the severance payments, the executive would be entitled to continue to receive life, medical, dental and other insurance coverages (or a dollar amount equal to the cost of obtaining each such coverage) for a period of up to 36 months from the date of termination and a dollar amount equivalent to contributions made on his behalf to the 401(k) plan and the ESOP. Payments under the Employment Agreements are limited, however, to the extent that they would not be permitted under the Federal Deposit Insurance Act. If Mr. Borelli becomes entitled to severance payments under his Employment Agreement, he would receive payments equal to his base salary for the remaining term of the agreement and would be entitled to continue to receive life, medical, dental and other insurance coverages for the for the remaining term of his Employment Agreement.

Supplemental Retirement Plan

        PSB maintains a nonqualified Supplemental Retirement Plan for the benefit of certain executive officers and directors. The Supplemental Retirement Plan ("SRP") has been adopted by the Company to provide supplemental retirement benefits to Messrs. Fumo and DiSandro. The SRP provides a defined benefit payable in 240 monthly installments of an amount based on a percentage of the executive's highest base salary and bonus during the year of retirement or the four years prior to retirement. The percentage of base salary and bonus for the applicable year payable to Messrs. Fumo and DiSandro is 30% and 25%, respectively. The percentage payable is doubled in the event payment of the SRP is made due to a change in control of PSB. The SRP provides that payments begin after termination of employment and attainment of age 65. The SRP provides for an early start for payment of the installments in the event of disability and that upon death prior to retirement, payment will be made in a lump sum as of the date the participant would have attained age 65. Benefits under the SRP are increased and are subject to acceleration upon a change in control.

  Compensation Committee Report on Executive Compensation.

        Under rules established by the Securities and Exchange Commission ("SEC"), PSB is required to provide certain information regarding the compensation and benefits provided to PSB's Chief Executive Officer and other executive officers of PSB. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to the fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board, has prepared the following report for inclusion in this proxy statement:

        The Compensation Committee policy for executive compensation is designed to: (i) provide compensation opportunities that are superior to other financial services companies; (ii) support PSB's goal setting and strategic planning process; (iii) motivate the executive management of PSB to achieve profit and other key goals of the institution, including but not limited to PSB's commitment to the communities it serves, to its employees, customers, and investors; and (iv) motivate the executive management to operate PSB and First Penn Bank in a safe and sound manner and in compliance with all relevant governmental and regulatory requirements.

        During the course of 2004, the Compensation Committee took into account both objective and subjective criteria in evaluating the performance of the executive management of PSB. The Compensation Committee also assessed the various challenges facing PSB and the significant competitive pressures within PSB's market area. The specific performance objectives were: (i) the termination of the Memorandum of Understanding with the Federal Reserve; (ii) the financial performance of the Bank, which included strong net interest margin and asset generation, but only modest earnings improvement due to increased costs attributable, in part, to ongoing litigation; (iii) the initiation of a review of the strategic alternatives of PSB and the related time commitment required of management; and (iv) work on the expansion of the branch network.

        Additionally, the Compensation Committee utilized a number of subjective elements as part of the decision-making process regarding executive compensation. The long tenure of the two senior executives, individual skills and talents of the executive managers of PSB, including but not limited to experience, leadership ability, planning and organizational skills, administrative talent, vision for the future, and work ethic were given consideration in establishing executive compensation.

        Mr. Vincent J. Fumo was the Chairman of the Board of PSB and Mr. Anthony DiSandro was the President and Chief Executive Officer of PSB and First Penn Bank in 2004. Messrs. Fumo's and DiSandro's compensation for 2004 were determined by the Compensation Committee after consideration of the factors discussed above. Specific elements of the compensation of Messrs. Fumo and DiSandro are discussed below:

  •
  In 2003, at the direction of the Compensation Committee, the normal bonus payable to Messrs. Fumo and DiSandro was accrued but payment was withheld until management demonstrated substantial progress toward termination of the Memorandum of Understanding with the Federal Reserve. By mid-2004, it became apparent that substantial progress had been achieved and the previously accrued and unpaid 2003 bonus was paid in 2004. The decision to withhold the bonus in 2003 and pay it in 2004 resulted in the payment of two bonuses in 2004. This caused 2004 compensation to be artificially high and we expect 2005 compensation to return to more normal levels.

  •
  The Compensation Committee recommended the adoption of Supplemental Retirement Plans ("SERPs") for Messrs. Fumo and DiSandro, after consultation with PSB's counsel and accountants, with respect to the legal and financial statement ramifications of SERPs. In making its determination to recommend adoption of a SERP for Messrs. Fumo and DiSandro, the committee noted that SERPs are relatively commonplace for senior executives in the financial services industry. In addition, the committee noted that PSB had frozen its defined benefit plan in 1994 and the benefit payable to Messrs. Fumo and DiSandro under this frozen plan constituted only approximately 27% of base compensation for Mr. Fumo and only approximately 25% of base compensation for Mr. DiSandro.

  •
  The Compensation Committee recommended stock based compensation for Mr. Fumo of an award of options to acquire 500,000 shares that vest immediately and a restricted stock award of 100,000 shares that vest over a five year period. For Mr. DiSandro, the committee recommended and option award of 300,000 shares that vest immediately and a restricted stock award of 100,000 shares. In making its determination to recommend this stock based compensation, the committee consulted with PSB's counsel and accountants. Specifically, the committee noted the likely adoption of a prospective accounting requirement that options be expensed in future periods. This fact influenced the committee to recommend immediate vesting of the option grants. The committee also noted that no stock based compensation awards had been made for six years in contrast to many public companies that make annual awards.

Respectfully submitted,
James W. Eastwood, Chairman of Compensation Committee. Stephen C. Marcus James F. Kenney

Compensation Committee Interlocks and Insider Participation.

        Three independent directors, James W. Eastwood, Stephen C. Marcus, and James F. Kenney comprise the membership of the compensation committee of the board of directors.

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation of Officers and Directors through Defined Benefit Plans.

        First Penn Bank (the "Bank") has maintained a non-contributory defined benefit retirement plan ("Retirement Plan"). The Retirement Plan was "frozen" as of September 30, 1994 and benefits no longer accrue thereunder. Under the terms of the Retirement Plan, all employees age 21 or older who had worked at the Bank for a period of one year and had been credited with 1,000 or more hours of employment with the Bank during the year were eligible to accrue benefits under the Retirement Plan. The Bank would annually contribute an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended. Employee contributions were not permitted under the Retirement Plan. The Retirement Plan is fully funded, under the Internal Revenue Code of 1986, as amended (the "Code"). Because the Retirement Plan is fully funded, the Bank will generally not be required to make any additional contributions unless asset depreciation occurs. Participants will continue to vest in accordance with the provisions of the Retirement Plan. No new employees will be eligible for participation. The Plan, however, remains subject to all other requirements of the Code.

        The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2004, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

Years of Service and Benefits Payable at Retirement

Final Average Compensation		15	20	25	30	35	40
$50,000		$13,804	$18,405	$23,006	$27,608	$27,608	$27,608
$75,000		$21,950	$29,267	$36,583	$43,900	$43,900	$43,900
$100,000		$30,096	$40,128	$50,160	$60,192	$60,192	$60,192
$125,000		$38,242	$50,990	$63,827	$65,827	$65,827	$65,827
$150,000	*	$46,388	$61,851	$65,827	$65,827	$65,827	$65,827

*
Effective for retirements on or after January 1, 1994, annual compensation for Bank Plan purposes could not exceed $150,000 plus any increases indexed to cost of living adjustments. Employees with compensation exceeding $150,000 in years before 1994 may have larger "preserved benefits." Due to the Economic Growth and Tax Relief Reconciliation Act of 2001, the annual compensation limit increased to $200,000 plus any increases indexed to cost of living adjustments.

        As of December 31, 2004, Mr. Fumo, Mr. DiSandro, and Mr. Polimeno had 28, 26, and 30 years of credited service (i.e., benefit service), respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires PSB's officers and directors, and any persons owning ten percent or more of PSB's common stock, to file in their personal capacities initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statements of beneficial ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such beneficial ownership statements are required by SEC regulation to furnish PSB with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that late filings of such statements be disclosed in PSB's proxy statement. Based solely on PSB's review of any copies of such statements received by it from PSB's existing directors and officers, PSB believes that all such statements were timely filed in 2004.

Stock Performance Graph.

        The following graph shows a comparison of total shareholder return on the common stock of PSB, based on the market price of the common stock, with the cumulative total return of companies on The Nasdaq Stock Market (U.S.) Index and The Nasdaq Banking Index (U.S.) for the period beginning on January 1, 2000, through December 31, 2004.

Notes:

A.
The lines represent annual index levels derived from compounded daily returns that include all dividends.

B.
The indexes are reweighed daily, using the market capitalization on the previous trading day.

C.
If the fiscal year-end is not a trading day, the preceding trading day is used.

D.
The index level for all the series was set to 100.00 on December 31, 1999.

Certain Transactions.

        Certain directors and executive officers of PSB, and associates of such persons (including corporations of which such persons are officers or 10% beneficial owners), were customers of and had transactions with PSB and its subsidiaries in the ordinary course of business during 2004. All loans made to such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.

Independent Public Accountants

        The firm of Grant Thornton LLP performed certain accounting services for PSB, including the audit of the annual financial statements and the reviews of the unaudited financial statements included in PSB's quarterly reports for the years ended December 31, 2004 and 2003.

        The following tables set forth the aggregate fees billed to PSB for the fiscal years ended December 31, 2004 and 2003 by PSB's principal accounting firm Grant Thornton LLP.

December 31, 2004
Audit fees	$128,655
Audit-related fees	$23,655
Tax fees	$37,230
All other fees	$45,339

Total	$234,879
December 31, 2003
Audit fees	$111,165
Audit-related fees	31,862
Tax fees	48,671
All other fees	53,280

Total	$244,978

        Audit fees included the audit of PSB's annual financial statements, reviews of PSB's quarterly financial statements and comfort letters, statutory and regulatory audits, consents, and other services related to SEC matters.

        Audit-related fees principally included audits of employee benefit plans and certain internal audit services, which were allowable by law at the time the services were provided.

        Tax fees included tax compliance services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of federal, state, and local income tax return assistance and assistance with tax audits and appeals.

        The Audit Committee may, from time to time, grant pre-approval to those permissible non-audit services classified as "all other services" that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has not currently pre-approved any such services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

        The Audit Committee pre-approves all audit and non-prohibited, non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. The Audit Committee may delegate pre-approval authority to one or more of its members. This member must report any decisions to the Audit Committee at the next scheduled meeting. There were no waivers by the Audit Committee of the pre-approval requirement for permissible non-audit services in 2004.

Appointment of Auditors for PSB's 2005 Audit

        The Audit Committee has selected Grant Thornton LLP to conduct the audit of the financial statements of PSB and its subsidiaries for the year ending December 31, 2005. Representatives of Grant Thornton LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

Report Of The Audit Committee

        The members of the PSB Audit Committee are Messrs. Eastwood, Marcus, and Wesley, each of whom is an independent director in the judgment of the Board. The Board, in the exercise of its business judgment and with the assistance of legal counsel, has determined that Mr. Wesley meets the qualifications as an "audit committee financial expert" as that term is defined in the rules promulgated by the Securities and Exchange Commission.

        The PSB Audit Committee operates under a written charter adopted by the Board.

        The Audit Committee has reviewed the audited financial statements of PSB for the fiscal year ended December 31, 2004, and discussed them with management and PSB's independent accountants for the year ended December 31, 2004, Grant Thornton LLP. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61.

        The Audit Committee has received the written disclosures and letter from the independent accountants required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, has considered whether the provision of any non-audit services by the independent auditors to PSB would be compatible with maintaining the auditors' independence, and has discussed with the auditors the auditors' independence.

        Based on the review and discussions described above, the Audit Committee recommended to the Board that PSB's audited financial statements for the fiscal year ended December 31, 2004, be included in PSB's Annual Report on Form 10-K for the year ended December 31, 2004.

The Audit Committee
James W. Eastwood, Chairman Stephen C. Marcus Dennis Wesley

MATTER NO. 2 SHAREHOLDER PROPOSAL

        PSB received the following proposal for inclusion in this proxy statement from Jewelcor Management, Inc., 100 North Wilkes-Barre Boulevard, 4th Floor, Wilkes-Barre, Pennsylvania 18702, owner of 27,348 shares of common stock:

        "RESOLVED, it is recommended that the Board of Directors of PSB Bancorp, Inc. (the "Company") take the steps necessary to remove any provisions in the Company's Articles of Incorporation and Bylaws that segregate the Board of Directors into separate classes with staggered terms of office.

        Supporting Statement.    The Company's Articles of Incorporation presently segregates the members of the Board of Directors into three separate classes with staggered three (3) year terms of office. This segregation of the Board of Directors is designed to limit the shareholders' ability to alter the composition of a majority of the Board. It is our recommendation that all of the members of the Company's Board of Directors be elected annually for a term of one (1) year. In our opinion, if the actions referenced in the foregoing Shareholder Proposal were effectuated, we shareholders would have an increased ability to affect the management of the Company. Please vote YES on this Proposal.

        Statement and Response of Directors.    PSB's Board of Directors strongly believes that staggered terms for directors benefit PSB and its shareholders. Staggered terms for directors provide continuity and stability in corporate governance and enhance PSB's strategic planning process. The stability of directors provided by staggered terms provides enhanced value to shareholders as follows:

  •
  Increases directors' independence from management, allowing board members to oppose management and face less of a threat of not being re-nominated;

  •
  Allows directors to concentrate on long-term planning; and

  •
  Provides board members with sufficient time to understand PSB's operations, therefore enhancing their contribution to the success of PSB.

        Additionally, PSB's ability to resist a hostile takeover that is not in the best interests of its shareholders is enhanced. A staggered board allows the Board to negotiate from a more favorable position on behalf of the shareholders of PSB. In a hostile takeover context, a staggered board provides PSB with additional time to:

  •
  Determine the adequacy of a proposed transaction;

  •
  Assess a bidder's accountability and ability to complete the transaction;

  •
  Negotiate a higher premium;

  •
  Seek additional bidders; and

  •
  Consider other options to maximize shareholder value.

        Recent years have brought a record number of reforms and proposed reforms in corporate governance, including the Sarbanes-Oxley Act of 2002 and implementing regulatory action by the SEC, the New York Stock Exchange and Nasdaq. Because of these changes, the accessibility and accountability of directors to investors has increased. However, at a time of such significant improvements in corporate governance, none of these governing bodies found it necessary to regulate a board's ability to organize itself into staggered classes. It is the Board's belief that longer board terms support longer-term strategies and enables companies to benefit from the experience and wisdom directors gain from extended service.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

Shareholder Communications

        Shareholders and other interested parties who desire to communicate directly with PSB's independent, non-management directors should submit communications in writing addressed to Audit Committee Chair, PSB Bancorp, Inc. 1835 Market Street, Philadelphia, Pennsylvania 19103.

        Shareholders, employees, and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with PSB's Audit Committee in writing addressed to Audit Committee Chair, PSB Bancorp, Inc. 1835 Market Street, Philadelphia, Pennsylvania 19103.

OTHER MATTERS

        Management knows of no business other than as described above that is planned to be brought before the Meeting.

SHAREHOLDER PROPOSALS FOR 2005

        PSB intends to hold its 2006 annual meeting on April 25, 2006, in accordance with its bylaws. In accordance with the rules of the SEC, any shareholder who desires to submit a proposal to be considered for inclusion in PSB's proxy materials relating to its 2006 annual meeting of shareholders must submit such proposal in writing, addressed to PSB at 1835 Market Street, Philadelphia, Pennsylvania 19103 (Attn: Secretary), on or before January 31, 2006. PSB intends to mail its proxy materials for the 2006 annual meeting on or about March 15, 2006.

CORPORATE GOVERNANCE DOCUMENTS

        A copy of the PSB's Code of Ethics is available on the Company's website under Investor Relations at www.firstpennbank.com and any shareholder may obtain a printed copy of these documents by writing to Investor Relations, PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103 or by calling Investor Relations at (215) 979-7963.

FINANCIAL INFORMATION

        Requests for printed financial material for PSB's annual reports, Forms 10-K, 10-Q and Call Reports—should be directed to John Carrozza CPA, Chief Financial Officer, PSB Bancorp Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103, telephone (215) 979-9763.

[PROXY CARD]

PSB BANCORP, INC.

        I/We hereby appoint Gary Polimeno and Dennis Wesley as proxy holders, each with the power to appoint a substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of common stock of PSB Bancorp, Inc. held of record by me/us on May 27, 2005, at the annual meeting of shareholders to be held on July 1, 2005, or any adjournment thereof.

        This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES OF THE BOARD OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL. This proxy will be voted, in the discretion of the proxy holders, upon such other business as may properly come before the annual meeting of shareholders or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please vote and sign on the other side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" MATTER NO. 1 AND "AGAINST" MATTER NO. 2

MATTER NO. 1

ELECTION OF CLASS II DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary hereon)	☐	WITHHOLD AUTHORITY to vote for all nominees listed hereon

Anthony DiSandro
Rosanne Pauciello

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NAME IN THE LIST ABOVE.)

MATTER NO. 2

SHAREHOLDER PROPOSAL

☐ FOR          ☐ AGAINST

The undersigned hereby acknowledges receipt of the proxy statement dated June 3, 2005, and hereby revokes any proxy or proxies heretofore given to vote shares at said meeting or any adjournment thereof.
Dated	, 2005

Signature
(PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE)

Signature, if held jointly. Please sign exactly as name appears hereon.

QuickLinks

GENERAL INFORMATION
MATTER NO. 1 ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTOR AND CONTINUING DIRECTORS
Nominees for Class I Director
Continuing Directors
Years of Service and Benefits Payable at Retirement
MATTER NO. 2 SHAREHOLDER PROPOSAL
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2005
CORPORATE GOVERNANCE DOCUMENTS
FINANCIAL INFORMATION